RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-541-2251

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

- POLICY CONTINUES UNTIL DEATH, SURRENDER, OR LAPSE.
- DEATH BENEFIT PAYABLE AT INSURED'S DEATH.
- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

INSURED: John Doe                  POLICY NUMBER:      9090-1234567

POLICY DATE: May 1, 2012           ISSUE AGE:          35

INITIAL SPECIFIED                  INITIAL DEATH
AMOUNT:             100,000        BENEFIT OPTION:     Option 1

This is a life insurance policy. It is a legal contract between You, as the owner, and Us, RiverSource Life insurance Company, A Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of Your application and payment of the initial premium We issue this policy and We promise to pay the death benefit less Indebtedness described in this policy to the beneficiary if We receive proof satisfactory to Us that the Insured died while this policy was In Force.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE AS DESCRIBED HEREIN DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS.

THE POLICY VALUE OF THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO GUARANTEED MINIMUM POLICY VALUE.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY

If for any reason You are not satisfied with this policy, return it to Us or Our representative within 10 days after You receive it. If this policy is intended to replace an existing policy, Your right to examine is extended to 30 days or any longer period if required by the state in which it is delivered. We will then cancel this policy and refund all premiums, less Indebtedness, which You have paid. This policy will then be considered void from its start.

Signed for and issued by RiverSource Life Insurance Company in Minneapolis, Minnesota, as of the Policy Date shown above.

PRESIDENT:

-s- John R. Woerner
---------------------------

SECRETARY:

-s- Thomas R. Moore
---------------------------

                           GUIDE TO POLICY PROVISIONS

POLICY DATA                  Premium Information; Interest and Loan Information; Fees and Deductions;
                             Table of Surrender Charges; Policy Value Credit; Life Insurance Qualification
                             Test; Schedule of Benefits and Riders; Investment Options; Initial Premium
                             Allocations; Payment of Policy Proceeds Option Tables; CSO Mortality Table /
                             Page 3

DEFINITIONS                  Important words and meanings / Page 4

THE INSURANCE                Entire Contract; Policy Incontestability; Suicide Exclusion; Misstatement of
CONTRACT                     Insured's Age or Sex; Voting Rights; Policy Termination; Tax Treatment of
                             this Policy; Conformity with Interstate Insurance Product Regulation
                             Commission Standards / Page 6

OWNER AND                    Your Rights as Owner of this Policy; Successor Owner; Changing Ownership
BENEFICIARY                  of this Policy; Proceeds Paid to the Beneficiary upon Death of the Insured;
                             Change of Beneficiary by Owner; Assigning this Policy as Collateral / Page 8

PREMIUMS                     Premium Payments; Initial Premium; Scheduled Premium; Unscheduled
                             Premium Payments; Restrictions of Premium Payments; Premium
                             Processing; Grace Period; Minimum Initial Premium Guarantee; No-Lapse
                             Guarantee; Reinstatement / Page 9

DEATH BENEFITS               Death Benefit Prior to or on the Insured's Attained Insurance Age 120
                             Anniversary; Death Benefit Options; Death Benefit After the Insured's Attained
                             Insurance Age 120 Anniversary; Proceeds Payable at Insured's Death;
                             Life Insurance Qualification Test; Disclosure / Page 13

POLICY CHANGE                Request to Change Benefits; Rules for Changing the Specified Amount;
                             Decreases of the Specified Amount; Increases of the Specified Amount;
                             Changes to the Death Benefit Option / Page 14

POLICY VALUES                Policy Value; Fixed Account Value; Variable Account Value; Monthly
                             Deduction; Policy Fee; Administrative Charge; Cost of Insurance; Mortality and
                             Expense Risk Charge; Basis Used for Policy Values; Policy Value Credit;
                             Receiving Information About the Values of this Policy / Page 15

POLICY SURRENDER             Policy Surrender; Partial Surrender; Rules for a Partial Surrender; Payment
                             of a Surrender / Page 18

POLICY LOANS                 Borrowing Money on this Policy; Maximum Loan Value of this Policy;
                             Interest Rate for a Policy Loan; Loan Repayment; Failure to Repay a Loan;
                             Payment of a Loan / Page 19

SUBACCOUNTS                  Investments of the Subaccounts; Subaccount Value; Subaccount
                             Accumulation Units; Subaccount Accumulation Unit Value; Determination
                             of Net Investment Factor; Change of Investments of the Subaccounts;
                             Transfers Among the Subaccounts and the Fixed Account; Subaccount
                             Transfer at the Insured's Attained Insurance Age 120 Anniversary / Page 20

PAYMENT OF POLICY            Payment of Proceeds upon Death of the Insured; Payment Options Other
PROCEEDS                     Than a Single Sum; Option A - Interest Payments; Option B - Payments for
                             a Specified Period; Option C - Lifetime Income; Beneficiary Request of
                             Payment Option / Page 22

                                  POLICY DATA

Insured:                          John Doe
Risk Classification:              Male Standard Nontobacco
Policy Number:                    9090-1234567
Type of Policy:                   Flexible Premium Variable
                                  Adjustable Life
                                  RiverSource VUL 5

Minimum Specified                 Policy Year 1:           $    100,000
Amount Allowed:                   Years 2 - 5:                   75,000
                                  Years 6 - 10:                  50,000
                                  Years 11 - 15:                 25,000
                                  Thereafter:                     1,000

Issue Age:                        35
Policy Date:                      May 1, 2012
Monthly Date:                     01
Initial Specified Amount:         $100,000
Initial Death
Benefit Option:                   Option 1

Life Insurance                    Cash Value
Qualification Test:               Accumulation Test

MN STATE INSURANCE DEPARTMENT TELEPHONE NUMBER: 1-800-657-3602

                              PREMIUM INFORMATION

Initial Premium:                $45.84
Minimum Initial
Premium:                        $45.84 per month
Minimum Initial
Premium Period:                 1 Years

Scheduled Premium:              $1,100.00 per year
                                payable annually

No-lapse Guarantee Premium:     $86.34 per month
No-lapse Guarantee Period:      40 Years

Coverage will expire prior to death if no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage. Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniversary. The period for which the policy and coverage will continue In Force will depend on; 1) the amount, timing and frequency of premium payments; 2) changes in the specified amount and death benefit option; 3) changes in the interest rates credited to the Fixed Account and in the investment performance of the Subaccounts; 4) changes in the monthly cost of insurance deductions from the Policy Value for this policy and any riders attached to this policy; 5) changes in the premium expense charge, administrative charge, mortality and expense risk rate and policy fee; and 6) loan and partial surrender activity. The payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain In Force unless the premiums needed to keep the minimum initial premium or the no-lapse guarantee in effect have been paid. At the end of the minimum initial premium period or the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the minimum initial premium or the no-lapse guarantee.

                         INTEREST AND LOAN INFORMATION

Fixed Account
Guaranteed Interest Rate:            2% per year

Guaranteed Interest
Rate Factor:                         1.0016515813

Guaranteed Loan
Interest Rate
All Policy Years:                    4% per year

                              FEES AND DEDUCTIONS

Guaranteed Premium Expense Charge
 All Policy Years:                             4%

Guaranteed Administrative Charge
 Policy Years 1-20:                            $8.80 per month
 Policy Years 21+:                             $8.80 per month

Guaranteed Mortality and Expense Risk Rate:
 All policy years:                             0.75% per year

Guaranteed Policy Fee
 All Policy Years:                             $15.00 per month

Partial Surrender Fee:                         $25 or 2% of amount
                                               surrendered, whichever is less

                           TABLE OF SURRENDER CHARGES

Policy Year                       Beginning of Year
------------------------------    -----------------
1                                 $        2,093.32
2                                          2,073.12
3                                          2,052.92
4                                          2,032.72
5                                          2,012.52
6                                          1,960.77
7                                          1,561.97
8                                          1,163.17
9                                            764.37
10                                           365.57

This table applies to the initial Specified Amount for the first 10 policy years. Surrender charges decrease evenly at each Monthly Date between Policy Anniversaries. Additional surrender charges will apply to each increase in specified amount for 10 years after the effective date of increase.

                              POLICY VALUE CREDIT

POLICY VALUE CREDIT REQUIREMENTS

To receive any available credit the following conditions must be met:

   1. the policy has been In Force for at least 10 years; and

   2. the sum of the premiums paid, minus partial surrenders and partial surrender fees, minus outstanding Indebtedness equals or exceeds $500,000.

                                    Page 3A

        LIFE INSURANCE QUALIFICATION TEST: CASH VALUE ACCUMULATION TEST
                         DEATH BENEFIT PERCENTAGE TABLE

Insured's                   Insured's                 Insured's                  Insured's
 Attained        Death      Attained      Death       Attained       Death       Attained        Death
Insurance       Benefit     Insurance     Benefit     Insurance     Benefit      Insurance      Benefit
   Age        Percentage      Age       Percentage       Age      Percentage        Age       Percentage
----------- ------------- ------------ ------------- ----------- ------------- ------------- -------------
          0         16.26           25          6.91          50          2.94            75          1.47
          1         15.87           26          6.68          51          2.84            76          1.44
          2         15.38           27          6.46          52          2.75            77          1.41
          3         14.87           28          6.25          53          2.66            78          1.38
          4         14.35           29          6.04          54          2.58            79          1.35
          5         13.84           30          5.83          55          2.50            80          1.33
          6         13.34           31          5.64          56          2.42            81          1.31
          7         12.86           32          5.45          57          2.35            82          1.28
          8         12.39           33          5.26          58          2.28            83          1.26
          9         11.95           34          5.08          59          2.21            84          1.25
         10         11.51           35          4.90          60          2.15            85          1.23
         11         11.09           36          4.73          61          2.08            86          1.21
         12         10.70           37          4.57          62          2.02            87          1.20
         13         10.32           38          4.41          63          1.97            88          1.18
         14          9.96           39          4.26          64          1.92            89          1.17
         15          9.61           40          4.12          65          1.86            90          1.16
         16          9.29           41          3.98          66          1.82            91          1.15
         17          8.98           42          3.84          67          1.77            92          1.14
         18          8.70           43          3.71          68          1.73            93          1.13
         19          8.42           44          3.59          69          1.68            94          1.12
         20          8.15           45          3.47          70          1.64            95          1.10
         21          7.89           46          3.35          71          1.60            96          1.09
         22          7.63           47          3.24          72          1.57            97          1.08
         23          7.38           48          3.14          73          1.53            98          1.06
         24          7.14           49          3.03          74          1.50            99          1.04
                                                                                     100-119          1.01

                                  Page 3B

                        SCHEDULE OF BENEFITS AND RIDERS

                                                                                  Monthly
                                  Effective Date     Expiration Date         Cost of Insurance
                                  ---------------   ----------------   -----------------------------
Flexible Premium Variable         May 1, 2012       See policy form    See policy form
Adjustable Life

Waiver of Premium                 See Policy Data   Supplemental Page  for information on this rider
Rider for Total Disability

Automatic Increase                May 1, 2012       May 1, 2042        See rider form
Benefit Rider:
Increase Percentage:              5%
Maximum Increase Amount           $25,000
Total Increase Limit:             $100,000

Children Level Term               May 1, 2012       May 1, 2042        $.58 per unit
Insurance Rider - 10 Units
with Waiver of Monthly
Deduction
(1 Unit = $1,000)

Accidental Death Benefit          May 1, 2012       May 1, 2047        $3.50
Rider - $50,000

Accelerated Benefit Rider         May 1, 2012       See rider form     See rider form
for Terminal Illness

Overloan Protection
Benefit*                          May 1, 2012       See benefit form   Not applicable
Minimum Age:                      75
Maximum Age                       95
Minimum Policy Duration           15 Years
Indebtedness Percentage:          95%
Maximum Exercise Charge           3%

----------
* When exercised, a one time charge will be assessed, not to exceed the Maximum Exercise Charge shown above.

                                      Page 3C

INVESTMENT OPTIONS                                                                   INITIAL PREMIUM ALLOCATIONS
------------------------------------------------------------------------------------ ----------------------------
RiverSource Life Insurance Company Fixed Account                                                               20%

INVESTMENTS OF THE SUBACCOUNTS:

AllianceBernstein VPS Large Cap Growth Portfolio (Class B)                                                      0%
American Century VP Value, Class II                                                                             0%
BlackRock Global Allocation V.I. Fund (Class III)                                                               0%
Columbia Variable Portfolio - Balanced Fund (Class 3)                                                           0%
Columbia Variable Portfolio - Cash Management Fund (Class 2)                                                    0%
Columbia Variable Portfolio - Diversified Bond Fund (Class 2)                                                   0%
Columbia Variable Portfolio - Diversified Equity Income Fund (Class 2)                                          0%
Columbia Variable Portfolio - Dynamic Equity Fund (Class 2)                                                     0%
Columbia Variable Portfolio - Emerging Markets Opportunity Fund (Class 2)                                       0%
Columbia Variable Portfolio - Global Bond Fund (Class 2)                                                        0%
Columbia Variable Portfolio - Global Inflation Protected Securities Fund (Class 2)                              0%
Columbia Variable Portfolio - High Income Fund, Class 2                                                         0%
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)                                                   10%
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)                                              50%
Columbia Variable Portfolio - International Opportunity Fund (Class 2)                                         20%
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)                                                   0%
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)                                            0%
Columbia Variable Portfolio - Marsico International Opportunities Fund, Class 2                                 0%
Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 2)                                         0%
Columbia Variable Portfolio - Mid Cap Value Opportunity Fund (Class 2)                                          0%
Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)                                                      0%
Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2)                                             0%
Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 2)                                           0%
Columbia Variable Portfolio - Short Duration U.S. Government Fund (Class 2)                                     0%
Columbia Variable Portfolio - Strategic Income Fund, Class 2                                                    0%
DWS Alternative Asset Allocation VIP, Class B                                                                   0%
Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2                                                         0%
Fidelity(R) VIP Mid Cap Portfolio Service Class 2                                                               0%
FTVIPT Franklin Small Cap Value Securities Fund - Class 2                                                       0%
FTVIPT Mutual Shares Securities Fund - Class 2                                                                  0%
Janus Aspen Series Janus Portfolio: Service Shares                                                              0%
Janus Aspen Series Moderate Allocation Portfolio: Service Shares                                                0%
MFS(R) Utilities Series - Service Class                                                                         0%
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II Shares                                                    0%
Neuberger Berman Advisers Management Trust Socially Responsive Portfolio (Class S)                              0%
Oppenheimer Global Securities Fund/VA, Service Shares                                                           0%
Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA, Service Shares                                             0%
PIMCO VIT All Asset Portfolio, Advisor Share Class                                                              0%
PIMCO VIT Global Multi-Asset Portfolio, Advisor Share Class                                                     0%
Variable Portfolio - Aggressive Portfolio (Class 2)                                                             0%
Variable Portfolio - American Century Diversified Bond Fund (Class 2)                                           0%

                                       Page 3D

INVESTMENT OPTIONS                                                              INITIAL PREMIUM ALLOCATIONS
----------------------------------------------------------------------------   ----------------------------
INVESTMENTS OF THE SUBACCOUNTS:

Variable Portfolio - American Century Growth Fund (Class 2)                                               0%
Variable Portfolio - Columbia Wanger International Equities Fund (Class 2)                                0%
Variable Portfolio - Columbia Wanger U.S. Equities Fund (Class 2)                                         0%
Variable Portfolio - Conservative Portfolio (Class 2)                                                     0%
Variable Portfolio - Davis New York Venture Fund (Class 2)                                                0%
Variable Portfolio - DFA International Value Fund (Class 2)                                               0%
Variable Portfolio - Eaton Vance Floating-Rate Income Fund (Class 2)                                      0%
Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 2)                                           0%
Variable Portfolio - Invesco International Growth Fund (Class 2)                                          0%
Variable Portfolio - J.P. Morgan Core Bond Fund (Class 2)                                                 0%
Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2)                                               0%
Variable Portfolio - Marsico Growth Fund (Class 2)                                                        0%
Variable Portfolio - MFS Value Fund (Class 2)                                                             0%
Variable Portfolio - Moderate Portfolio (Class 2)                                                         0%
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)                                            0%
Variable Portfolio - Moderately Conservative Portfolio (Class 2)                                          0%
Variable Portfolio - Morgan Stanley Global Real Estate Fund (Class 2)                                     0%
Variable Portfolio - NFJ Dividend Value Fund (Class 2)                                                    0%
Variable Portfolio - Nuveen Winslow Large Cap Growth Fund (Class 2)                                       0%
Variable Portfolio - Partners Small Cap Growth Fund (Class 2)                                             0%
Variable Portfolio - Partners Small Cap Value Fund (Class 2)                                              0%
Variable Portfolio - PIMCO Mortgage-Backed Securities Fund (Class 2)                                      0%
Variable Portfolio - Pyramis(R) International Equity Fund (Class 2)                                       0%
Variable Portfolio - Wells Fargo Short Duration Government Fund (Class 2)                                 0%
Wells Fargo Advantage VT Opportunity Fund - Class 2                                                       0%
Wells Fargo Advantage VT Small Cap Growth Fund - Class 2                                                  0%

                                      Page 3E

                    PAYMENT OF POLICY PROCEEDS OPTION TABLES

                             OPTION A INTEREST RATE

Option A Interest Rate     1%

Interest in excess of the Option A Interest Rate may be applied by Us. Excess interest will be determined by Us based on Our expectations of future investment earnings.

                                 OPTION B TABLE

Number                                Monthly
of Years                           Payment/$1000
--------------------------------  --------------
10                                          9.18
15                                          6.42
20                                          5.04
25                                          4.22
30                                          3.68

The table above is based on an interest rate of 2.00%

                                 OPTION C TABLE

                              M = MALE F = FEMALE

                           LIFE INCOME PER $1,000 WITH
                             PAYMENTS GUARANTEED FOR

             Settlement     5 Years             10 Years         15 Years
  Age        Beginning  ----------------     --------------    -------------
 Payee        In Year       M        F         M         F       M        F
-------      ---------- -------- -------     ------- ------    ------ ------
   65           2015      4.54     4.10      4.46      4.06    4.31     3.99
                2025      4.39     3.97      4.32      3.94    4.19     3.88
                2035      4.25     3.86      4.19      3.84    4.08     3.79
   75           2015      6.41     5.77      5.99      5.53    5.39     5.14
                2025      6.13     5.52      5.78      5.33    5.27     5.01
                2035      5.88     5.30      5.59      5.15    5.16     4.88
   85           2015      9.63     9.02      7.85      7.61    6.22     6.16
                2025      9.20     8.56      7.68      7.40    6.18     6.10
                2035      8.81     8.16      7.50      7.20    6.14     6.05

The table above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 2.00% annual effective interest rate. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.

                                     Page 3F

                         POLICY DATA SUPPLEMENTAL PAGE
                  WAIVER OF PREMIUM RIDER FOR TOTAL DISABILITY

Effective Date:          May 1, 2012
Expiration Date:         May 1, 2042
Risk Factor:             2.0
Specified Premium:       $183.09 per month

                  WAIVER OF PREMIUM RIDER FOR TOTAL DISABILITY
                        MONTHLY COST OF INSURANCE RATES

The monthly deduction for the cost of this rider is equal to A x B

A is the WP Rate from the table below, based on the then Attained Insurance Age of the Insured; and

B is the greater of 1 or 2 where:

     1.   is the specified premium shown above; and

     2. is the monthly deduction for the policy and any additional riders, except this rider, attached to the policy.

                            WAIVER OF PREMIUM RATE*

  Attained
Insurance Age          Standard          Standard
 of Insured          Non-tobacco          Tobacco
-------------        ------------        ---------
20                   $    0.03206        $ 0.03928
21                        0.03212          0.03936
22                        0.03218          0.03943
23                        0.03223          0.03950
24                        0.03229          0.03958

25                        0.03241          0.03973
26                        0.03295          0.04049
27                        0.03353          0.04129
28                        0.03412          0.04212
29                        0.03480          0.04306

30                        0.03479          0.04300
31                        0.03560          0.04409
32                        0.03656          0.04536
33                        0.03762          0.04675
34                        0.03868          0.04818

35                        0.04009          0.04962
36                        0.04127          0.05118
37                        0.04257          0.05288
38                        0.04397          0.05474
39                        0.04544          0.05669

40                        0.04649          0.05796
41                        0.04803          0.06000
42                        0.04947          0.06196
43                        0.05095          0.06397
44                        0.05272          0.06636

45                        0.05452           0.6835
46                         0.5786          0.07276
47                        0.06199          0.07822
48                        0.06650          0.08418
49                        0.07150          0.09078

50                        0.07814          0.09935
51                        0.08698          0.11091
52                        0.09696          0.12393
53                        0.10836          0.13867
54                        0.12163          0.15571

55                        0.13471          0.17218
56                        0.15555          0.19873
57                        0.17924          0.22876
58                        0.20306          0.25845
59                        0.22913          0.29056

60                        0.10536          0.14176
61                        0.10333          0.13937
62                        0.10129          0.13697
63                        0.09876          0.13407
64                        0.09602          0.13098

* For Insureds with a super preferred, preferred, or standard nontobacco risk classification, the above standard nontobacco rates will apply. For Insureds with a preferred or standard tobacco risk classification, the above standard tobacco rates will apply. For Insureds with other than a super preferred, preferred, or standard risk classification, the waiver of premium rate will be adjusted by multiplying the above monthly rates by the appropriate risk factor shown above.

                                       3G

                                  DEFINITIONS

The following words are often used in this policy. When We use these words, this is what We mean:

ACCUMULATION UNIT

An accounting unit used to calculate the Variable Account Value. It is a measure of the net investment results of each of the Subaccounts.

AGE ANNIVERSARY

An Age Anniversary is the Policy Anniversary on which the Insured becomes a certain Attained Insurance Age.

ATTAINED INSURANCE AGE

The Insured's Insurance Age plus the number of Policy Anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.

CASH SURRENDER VALUE

The policy Proceeds if the policy is surrendered in full. It is the Policy Value minus any Indebtedness, minus surrender charges shown under Policy Data.

FIXED ACCOUNT

Our general investment account. It is made up of Our assets other than those held in any segregated asset account.

FIXED ACCOUNT VALUE

The portion of the Policy Value that is allocated to the Fixed Account including Indebtedness

INDEBTEDNESS

All existing loans on this policy plus policy loan interest which has either been accrued or added to the policy loan.

IN FORCE

The Insured's life remains insured under the terms of this policy.

INSURANCE AGE

The Insurance Age of the Insured on the Policy Date is the issue age shown under Policy Data. It is the age We determine from the date of birth listed on the application, and is the age on the birthday nearest to the application date.

INSURED

The person whose life is insured by this policy.

MONTHLY DATE

It is the same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date will be the first day of the next calendar month.

NET PREMIUM

The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge. We reserve the right to change the current premium expense charge based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed premium expense charge shown under Policy Data.

POLICY ANNIVERSARY

The same day and month as the Policy Date each year that the policy remains In Force.

POLICY DATE

It is the date from which Policy Anniversaries, policy years and policy months are determined. Your Policy Date is shown under Policy Data.

POLICY VALUE

The Fixed Account Value plus the Variable Account Value.

PROCEEDS

Proceeds means the amount payable under this policy as follows:

1. upon death of the Insured, Proceeds will be the death benefit minus any Indebtedness, as of the date of the Insured's death;

2.   upon surrender of the policy, the Proceeds will be the Cash Surrender
     Value.

PRO-RATA BASIS

Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportionate to the value (minus any Indebtedness in the Fixed Account) that each bears to the total Policy Value, minus Indebtedness.

SPECIFIED AMOUNT

An amount used to determine the death benefit and the Proceeds payable upon death of the Insured. The initial Specified Amount is shown under Policy Data.

SUBACCOUNTS

Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or fund as shown under Policy Data.

TERMINATE

This policy is no longer In Force. All insurance coverage under this policy has stopped.

VALUATION DATE

Any day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the Subaccounts such that the current value might be materially affected.

VALUATION PERIOD

The interval of time commencing at the close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

VARIABLE ACCOUNT VALUE

The sum of the values of the Subaccounts under this policy.

VARIABLE ACCOUNT

RiverSource Variable Life Separate Account established under Minnesota law as a segregated asset account of Ours. We have allocated to the Variable Account a part of Our assets for this and certain other policies. Such assets remain Our property. They cannot be charged, however, with liabilities from any other business in which We may take part.

WE, OUR, US

RiverSource Life Insurance Company

WRITTEN REQUEST

A request in writing signed by You, and acceptable to Us.

YOU, YOUR

The owner of this policy. The owner may be someone other than the Insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

                             THE INSURANCE CONTRACT


ENTIRE CONTRACT

The entire contract between You and Us is as stated in this policy, Your attached application, and any attached supplemental applications, endorsements and riders.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this policy. That person must do so in writing. None of Our representatives or other persons has the authority to change or waive any of Our rights or requirements under this policy.

In issuing this policy, We have relied upon the application. The statements made in the application are considered, in the absence of fraud, representations and not warranties. No statements made in connection with the application will be used by Us to void the policy or to deny a claim unless that statement is part of the application.

After the Policy Date, applications for an increase of the Specified Amount will be attached to and made a part of this policy and will form part of the entire contract.

Any statement concerning tobacco status will be attached to and made a part of this policy and will form part of the entire contract.

POLICY INCONTESTABILITY

After this policy has been In Force during the Insured's lifetime for two years from the Policy Date, We cannot contest the policy except for nonpayment of premiums.

While this policy is contestable, We, on the basis of a misstatement or misrepresentation material to the risk accepted or hazard assumed, made in the application, may rescind or reform this policy and We may deny a claim.

Any increase in Specified Amount which requires proof of insurability will be incontestable only after such amount has been In Force during the Insured's lifetime for two years from the effective date of such amount.

If within two years from the effective date of the Insured's reclassification as nontobacco We find that the Insured's tobacco status has been misstated, and it is discovered on or after the death of the Insured, the Proceeds payable upon death will be:

1.   the  Policy  Value  on  the  date  of  death;  plus

2. the amount of insurance that the cost of insurance on the Insured, which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased using the cost of insurance rates for the correct tobacco status; minus

3.   any Indebtedness on the date of death.

If within two years from the effective date of the Insured's reclassification as nontobacco We find that the Insured's tobacco status has been misstated, and it is discovered before the death of the Insured:

1. the Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured's correct tobacco status. The adjustment will take effect on the Monthly Date on or next following the date such misstatement is discovered; and

2. the monthly deduction will then be based on the Insured's correct tobacco status beginning on the Monthly Date on or next following the date such misstatement is discovered.

SUICIDE EXCLUSION

Suicide by the Insured, whether sane or insane, within two years from the Policy Date is not covered by this policy. In this event the only amount payable by Us to the beneficiary will be the premiums which You have paid, minus any Indebtedness and partial surrenders.

If the Insured commits suicide whether sane or insane within two years from the effective date of:

1.   any  increase  in Specified Amount which requires proof of insurability; or

2.   any  rider  attached  to  this  policy;

then the amount payable by Us with respect to the increased coverage or rider benefit will be limited to the monthly deductions for such additional Specified Amount or rider on the life of the Insured.

MISSTATEMENT OF INSURED'S AGE OR SEX

If the Insured's age or sex has been misstated, and it is discovered on or after the death of the Insured, the Proceeds payable upon death will be:

1.   the Policy Value on the date of death; plus

2. the amount of insurance that the cost of the insurance on the Insured, which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

3.   any Indebtedness on the date of death.

If the Insured's age or sex has been misstated and it is discovered before the death of the Insured:

1. the Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured's correct age and sex. The adjustment will take effect beginning on the Monthly Date on or next following the date such misstatement is discovered; and

2. the monthly deduction will then be based on the Insured's correct age and sex beginning on the Monthly Date on or next following the date such misstatement is discovered.

VOTING RIGHTS

All policy owners with Variable Account Values will have voting rights. So long as federal law requires, You may have the right to vote at shareholder meetings. If You have voting rights, We will send You a notice of the time and place of any such meetings. The notice will explain matters to be voted upon and how many votes You will have.

POLICY TERMINATION

This policy will Terminate on the earliest of the following:

1. the date You request, by Written Request or other requests acceptable to Us, that coverage ends; or

2.   the date You surrender the policy in full; or

3.   the end of the grace period; or

4.   the date of death of the Insured.

Your Written Request to Terminate coverage will be effective as of the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, it will be effective as of the date We receive Your request, or a later date if specified in Your request.

TAX TREATMENT OF THIS POLICY

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended. We reserve the right to endorse this policy to comply with:

1.   future changes in the Internal Revenue Code;

2.   any regulations or rulings issued under the Internal Revenue Code; and

3.   any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these Internal Revenue Code sections.

If endorsed, We will provide the owner with a copy of any such endorsement.

We reserve the right to decline any change that would cause this policy to lose its ability to be tested for federal income tax purposes under the CSO mortality tables shown under Policy Data.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS

This policy was approved under the authority of the Insurance Product Regulation Commission (IIPRC) and issued under the Commission standards. Any provision of the policy that on the provision's effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision's effective date.

                             OWNER AND BENEFICIARY

YOUR RIGHTS AS OWNER OF THIS POLICY

As long as the Insured is living and unless otherwise provided in this policy, You may exercise all rights and privileges provided in this policy or allowed by Us.

SUCCESSOR OWNER

A successor owner becomes the new owner of this policy if You die during the lifetime of the Insured. If no successor owner is living at the time of Your death, ownership will pass to Your estate. The successor owner, if any, is shown in the application unless changed as provided below.

CHANGING OWNERSHIP OF THIS POLICY

You can change the ownership of this policy by Written Request on a form satisfactory to Us. A successor owner may also be changed in this same way. The change must be made while the Insured is living. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

PROCEEDS PAID TO BENEFICIARY UPON DEATH OF THE INSURED

We will pay the Proceeds to the beneficiary or beneficiaries which You have named in the application unless You have since changed the beneficiary as provided below. If the beneficiary has been changed, We will pay the Proceeds in accordance with Your last change of beneficiary request. Only those beneficiaries who are living at the Insured's death may share in the Proceeds. If no beneficiary survives the Insured, We will pay the Proceeds to You, if living; otherwise, to Your estate.

CHANGE OF BENEFICIARY BY OWNER

You may change the beneficiary anytime while the Insured is living by Written Request on a form satisfactory to Us. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

If an irrevocable beneficiary is on record, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary.

ASSIGNING THIS POLICY AS COLLATERAL

While the Insured is living, You can assign this policy or any interest in it by Written Request on a form satisfactory to Us. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. Any policy Proceeds payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to Us. Any assignment, unless otherwise specified by You, shall take effect as of the date the assignment was signed, subject to any action taken or payment made by Us before We received the assignment. We are not responsible for the validity of any assignment.

                                    PREMIUMS

PREMIUM PAYMENTS

There are three types of premium payments that apply to this policy:

1.   the initial premium;

2.   scheduled premiums; and

3.   unscheduled premiums.

Premiums must be paid or mailed to Us at Our home office or to an authorized agent. We will give You a receipt if You request one. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, shall not be considered payment.

We reserve the right to require evidence of insurability or limit the amount of any premium payment that would result in more than a dollar for dollar increase in the death benefit.

INITIAL PREMIUM

The initial premium is the premium due on or before the Policy Date. The initial premium payment must be received by Us before the policy can become effective, and no insurance will take effect until this amount is paid.

SCHEDULED PREMIUM

The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval which You selected in the application. However, no scheduled premium may be paid on or after the Insured's Attained Insurance Age 120 Anniversary except amounts required to keep the policy In Force under the grace period provision.

The scheduled premium will serve only as an indication of Your preference as to the probable future amount and frequency of payments. You may change the amount or frequency at any time by Written Request or other requests acceptable to Us. We reserve the right to limit the amount of any increase in scheduled premium if there is Indebtedness on this policy.

Scheduled premiums may be paid annually, semi-annually, or quarterly. Payment at any other interval must be approved by Us. Any scheduled premium payment must be at least $25.

UNSCHEDULED PREMIUM PAYMENTS

You can make additional premium payments of at least $25 at any time prior to the Insured's Attained Insurance Age 120 Anniversary. After that, We will only accept amounts required to keep the policy In Force under the grace period provision. We reserve the right to limit the number and amount of unscheduled premium payments if there is Indebtedness on this policy.

RESTRICTIONS OF PREMIUM PAYMENTS

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to refuse premiums and return them with interest, unless the premium is neccessary to continue coverage, if such premiums would disqualify this policy from:

1. treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702; or

2.   favorable tax treatment under Internal Revenue Code Sections 72 and 101.

PREMIUM PROCESSING

The Net Premium is allocated to the Fixed Account and the Subaccounts according to Your premium allocation percentages in effect. You may choose any whole percentage for the Fixed Account and each Subaccount from 0% to 100%. The sum of Your premium allocation percentages must equal 100%. You may change the premium allocation percentages at any time by Written Request or other requests acceptable to Us.

Net Premiums received before the Policy Date will initially be allocated to the Fixed Account. On the Policy Date, the Policy Value will be transferred to the Subaccounts or remain in the Fixed Account in accordance with Your premium allocation percentages. For any premium received on or after the Policy Date, the Net Premium will be allocated in accordance with Your premium allocation percentages in effect.

GRACE PERIOD

If on a Monthly Date the Cash Surrender Value is less than the monthly deduction for the policy month following such Monthly Date, and neither the no-lapse guarantee nor the minimum initial premium guarantee is in effect, a grace period of 61 days will begin.

The grace period will give You time to make a premium payment or loan repayment sufficient to continue Your coverage. At least 30 days prior to Termination, We will mail to Your last known address, and to any assignee of record, a notice as to the payment needed.

The premium payment or loan repayment needed will be the lesser of:

1. an amount so that the Cash Surrender Value is sufficient to pay any overdue monthly deductions, plus the next three monthly deductions; or

2. the amount needed to keep the minimum initial premium guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period; or

3. the amount needed to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period.

If the premium payment or loan repayment is not paid within the grace period, all coverage under this policy will Terminate without value at the end of the 61 day grace period. This type of Termination is known as lapse. The end of the grace period is the date of lapse.

Any payment sent by U.S. mail must be postmarked within the grace period to keep the policy In Force.

If the Insured's death occurs during the grace period and benefits become payable under the policy, the lesser of the following will be deducted from the
Proceeds:

1.   any overdue monthly deductions; or

2. the premium required to keep the minimum initial premium guarantee in effect, if it is eligible to be kept in effect; or

3. the premium required to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect.

If either the minimum initial premium guarantee or no-lapse guarantee is in effect as described in the next two provisions, the policy will not enter the grace period.

MINIMUM INITIAL PREMIUM GUARANTEE

To allow You the opportunity to increase Your Policy Value gradually so that the Cash Surrender Value is sufficient to pay the monthly deduction, a minimum initial premium guarantee will be in effect during the minimum initial premium period shown under Policy Data if:

1. on a Monthly Date, the Policy Value minus Indebtedness equals or exceeds the monthly deduction for the policy month following such Monthly Date; and

2. the sum of all premiums paid, minus any partial surrenders, and minus Indebtedness equals or exceeds the minimum initial premium shown under Policy Data times the number of months since the Policy Date, including the current month.

To keep the minimum initial premium guarantee in effect, premiums may be paid at any interval as long as the sum of premiums paid at all times is at least equal to the total required minimum initial premiums.

If on a Monthly Date sufficient premiums have not been paid to maintain the minimum initial premium guarantee, the minimum initial premium guarantee will no longer be in effect.

Therefore, Your policy will enter the grace period if the no-lapse guarantee is not in effect and the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date.

If on a Monthly Date sufficient premiums have not been paid to maintain the minimum initial premium guarantee, You will have 61 days to pay a premium sufficient to maintain the minimum initial premium guarantee. If You do not pay such a premium within the 61 day period, the minimum initial premium guarantee will no longer be in effect and it cannot be reinstated.

The minimum initial premium will change if:

1.   the Specified Amount is increased or decreased;

2.   the death benefit option is changed; or

3.   riders are added, changed or terminated.

The new minimum initial premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the minimum initial premium guarantee in effect, You may be foregoing the advantage of building up Policy Value.

If the minimum initial premium guarantee terminates before the end of the no-lapse guarantee period, and the no-lapse guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium.

At the end of the minimum initial premium period, if the no-lapse guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the minimum initial premium guarantee.

NO-LAPSE GUARANTEE

The no-lapse guarantee provides that during the no-lapse guarantee period shown under Policy Data, this policy will not Terminate even if the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date. Sufficient premium as described below must be paid to keep the no-lapse guarantee in effect.

The no-lapse guarantee will remain in effect if, on each Monthly Date:

     (a) equals or exceeds (b)

where:

(a) is the sum of all premiums paid, minus any partial surrenders and partial surrender fees, and minus any Indebtedness; and

(b) is the no-lapse guarantee premium, shown under Policy Data, times the number of months since the Policy Date, including the current month.

To keep the no-lapse guarantee in effect, premiums may be paid at any interval as long as the sum of premiums paid at all times is at least equal to the total required no-lapse guarantee premiums.

While this policy is kept In Force by the no-lapse guarantee, any monthly deduction amounts that exceed the Policy Value, minus any Indebtedness, will be waived.

If on a Monthly Date sufficient premiums have not been paid to maintain the no-lapse guarantee, the no-lapse guarantee provision will no longer be in effect. Therefore, Your policy will enter the grace period if the minimum initial premium guarantee is not in effect and the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date.

The no-lapse guarantee, however, can be reinstated within two years from the date it was last in effect. The amount needed to reinstate the no-lapse guarantee is an amount equal to:

     (a) + (b) + (c) - (d)

where:

(a) is the sum of premiums required for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;

(b) is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;

(c)  is any Indebtedness on the date of reinstatement;

(d)  is the total of all premiums paid to the date of reinstatement.

The no-lapse guarantee premium will change if:

1.   the Specified Amount is increased or decreased;

2.   the death benefit option is changed; or

3.   riders are added, changed or terminated.

The new no-lapse guarantee premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the no-lapse guarantee in effect, You may be foregoing the advantage of building up Policy Value.

If the no-lapse guarantee terminates before the end of the no-lapse guarantee period and the minimum initial premium guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium.

At the end of the no-lapse guarantee period, if the minimum initial premium guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the no-lapse guarantee.

REINSTATEMENT

This policy may be reinstated within three years after the end of the grace period, unless it was surrendered for cash. To do this, We will require all of the following:

1.   your Written Request on a form satisfactory to Us to reinstate the policy;

2.   evidence of insurability of the Insured satisfactory to Us;

3.   payment of the required reinstatement premium or loan repayment amount;

4.   payment or reinstatement of any Indebtedness.

If the policy is within the no-lapse guarantee period, and the no-lapse guarantee is no longer in effect but it can be reinstated, the required repayment amount to reinstate the policy is an amount equal to the lesser of:

1. An amount equal to (a) + (b) + (c) - (d)-(e)

where:

(a) is the sum of required premiums for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;

(b) is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;

(c)  is any Indebtedness on the policy at the end of the grace period;

(d)  is any Indebtedness repaid on the date of the reinstatement; and

(e)  is the total of all premiums paid to the date of reinstatement; or

2. An amount equal to (a) + (b) + (c) + (d) - (e) - (f)

Where:

(a)  is the surrender charge which will be reinstated;

(b) is an amount equal to the monthly deductions not taken during the grace period;

(c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)  is any Indebtedness on the policy at the end of the grace period;

(e)  is any Indebtedness repaid on the date of the reinstatement; and

(f)  is the Policy Value as of the last day of the grace period.

If the policy is within the no-lapse guarantee period, but the no-lapse guarantee is no longer in effect and it cannot be reinstated or the policy is beyond the No-Lapse Guarantee Period, the required repayment amount to reinstate the policy is an amount equal to;

     (a) + (b) + (c) + (d) - (e) - (f)

where:

(a)  is the surrender charge which will be reinstated;

(b) is an amount equal to the monthly deductions not taken during the grace period;

(c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)  is any Indebtedness on the policy at the end of the grace period;

(e)  is any Indebtedness repaid on the date of the reinstatement; and

(f)  is the Policy Value as of the last day of the grace period.

The Policy Value on the date of reinstatement will be equal to:

1.   the Policy Value as of the last day of the grace period; plus

2.   the required reinstatement premium; plus

3.   any premium in excess of the required reinstatement premium; minus

4.   the monthly deductions not collected during the 61 day grace period.

Surrender charges will return to what they would have been if the policy had not lapsed. Any Indebtedness on the policy at the end of the grace period will be reinstated unless it is repaid prior to the reinstatement.

The two-year suicide exclusion will start over from the effective date of reinstatement. The incontestability period will also start over from the effective date of reinstatement and we may contest the truth of statements or representations made in the reinstatement application

                                 DEATH BENEFITS

DEATH BENEFIT PRIOR TO OR ON INSURED'S ATTAINED INSURANCE AGE 120 ANNIVERSARY

The death benefit upon death of the Insured prior to or on the Insured's Attained Insurance Age 120 Anniversary will be the greater of:

1. the amount based on the death benefit option in effect as of the date of the Insured's death; or

2. the Policy Value multiplied by the death benefit percentage found in the death benefit percentage table shown under Policy Data.

DEATH BENEFIT OPTIONS

The initial death benefit option is shown under Policy Data. While this policy is In Force, You may change the option as explained in the Policy Change section, or as limited by any attached riders or endorsements.

     OPTION 1

     The amount under this option will be the Specified Amount.

     OPTION 2

     The amount under this option will be the Specified Amount plus the Policy Value of this policy.

The initial Specified Amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

DEATH BENEFIT AFTER THE INSURED'S ATTAINED INSURANCE AGE 120 ANNIVERSARY

The death benefit upon death of the Insured after the Insured's Attained Insurance Age 120 Anniversary will be the greater of:

1. the death benefit on the Insured's Attained Insurance Age 120 Anniversary, minus any partial surrenders and partial surrender fees occurring after the Insured's Attained Insurance Age 120 Anniversary; or

2.   the Policy Value on the date of death.

PROCEEDS PAYABLE AT INSURED'S DEATH

The Proceeds payable upon death will be:

1.   the death benefit provided by this policy; minus

2. the amount required to continue coverage to the date of death without the policy entering the grace period (if death occurs during the grace period); minus

3.   any Indebtedness as of the date of death.

LIFE INSURANCE QUALIFICATION TEST

The life insurance qualification test is used to determine if a policy will qualify as life insurance under applicable tax laws. The life insurance qualification test and death benefit percentage table for this test is shown under Policy Data. The test may not be changed after the Policy Date.

DISCLOSURE

Under current federal tax law in effect as of the Policy Date, keeping the policy In Force on or after the Insured's Attained Insurance Age 100 Anniversary raises certain tax issues to which there are currently no clear answers. They include, but are not limited to, the following:

1. the policy may no longer qualify as life insurance for federal income tax purposes; and

2. if the Internal Revenue Service takes the position that the policy does not qualify for life insurance for federal income tax purposes on or after the Insured's Attained Insurance Age 100 Anniversary, You could be taxed on any gain in the policy on or after the Insured's Attained Insurance Age 100 Anniversary.

We strongly urge You to consult with Your own tax advisor about the income tax consequences on or after the Insured's Attained Insurance Age 100 Anniversary. We accept no responsibility for any tax consequences incurred on or after the Insured's Attained Insurance Age 100 Anniversary.

                                 POLICY CHANGE

REQUEST TO CHANGE BENEFITS

While this policy is In Force, You may request to decrease or increase the Specified Amount. You may also request certain changes to the death benefit option. Such changes are subject to the rules below.

RULES FOR CHANGING THE SPECIFIED AMOUNT

You may change the Specified Amount once per year by Written Request. Decreases may only be made after the first policy year. The rules are as follows:

DECREASES OF THE SPECIFIED AMOUNT

1. any decrease will be effective on the Monthly Date on or next following Our receipt of Your Written Request. Any such decrease will be applied in the following order:

     (a) against the initial Specified Amount shown under Policy Data; then

     (b) against the increases successively following the initial Specified
         Amount

2. the Specified Amount that remains In Force after a requested decrease may not be less than the minimum Specified Amount allowed as shown under Policy Data.

3. we reserve the right to decline to make any Specified Amount decrease that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

INCREASES OF THE SPECIFIED AMOUNT

The following rules apply to any increase in Specified Amount other than that resulting solely from a change in death benefit option:

1. You must apply for an increase by Written Request on a form satisfactory to Us prior to the Insured's Attained Insurance Age 86 Anniversary.

2.   You must furnish satisfactory evidence of insurability of the Insured.

3. Any increase will be subject to Our issue rules and limits at the time of increase.

4.   The minimum increase in the Specified Amount is $10,000.

5. Any increase will be effective on the Monthly Date on or next following the date Your application is approved.

6. An additional administrative charge will apply to the amount of any increase in the Specified Amount.

7. A new schedule of surrender charges will apply to the amount of any increase in the Specified Amount.

CHANGES TO THE DEATH BENEFIT OPTION

Prior to the Insured's Attained Insurance Age 120 Anniversary, You may change the death benefit option once per year by Written Request. The change in option will be effective on the Monthly Date on or next following the date We approve Your request.

If the death benefit option is 2, it may be changed to option 1. The new Specified Amount will be the option 2 death benefit as of the effective date of the change.

If the death benefit option is 1, it may be changed to option 2. The new Specified Amount will be the option 1 death benefit minus the Policy Value as of the effective date of the change.

The death benefit after a change may not be less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline to make any death benefit option change that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

                                 POLICY VALUES

POLICY VALUE

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value.

FIXED ACCOUNT VALUE

On the Policy Date, the Fixed Account value equals:

1. the portion of the initial Net Premiums allocated to the Fixed Account, plus any interest credited on such portion before the Policy Date; minus

2. the portion of the monthly deduction taken from the Fixed Account for the first policy month.

On any subsequent date, the Fixed Account value will be calculated as:

                    (a) + (b) + (c) + (d) - (e) - (f) - (g)

where:

(a) is the Fixed Account value on the preceding Monthly Date plus interest from the preceding Monthly Date to the date of calculation;

(b) is the portion of Net Premiums allocated to the Fixed Account and received since the preceding Monthly Date, plus interest from the date such Net Premiums were received to the date of calculation;

(c) the amount of any transfers from the Subaccounts to the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, since the preceding Monthly Date, plus interest from the effective dates of such transfers to the date of calculation;

(d) is any applicable policy value credit allocated to the Fixed Account since the preceding Monthly Date, plus interest from the effective dates of such credits to the date of calculation;

(e) is the amount of any transfers from the Fixed Account, including loan repayment transfers, to the Subaccounts since the preceding Monthly Date, plus interest from the effective dates of such transfers to the date of calculation;

(f) is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the preceding Monthly Date, plus interest from the effective dates of such partial surrenders to the date of calculation; and

(g) if the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

The interest rate applied in the calculation of the Fixed Account Value is the Fixed Account guaranteed interest rate shown under Policy Data. Interest in excess of the Fixed Account guaranteed rate may be applied in the calculation of the Fixed Account Value. Any change in excess interest rates will be determined by Us based on Our expectations as to future investment earnings.

Interest in excess of the Fixed Account guaranteed interest rate shown under Policy Data will not be applied to the portion of the Policy Value which equals any Indebtedness due Us. Interest in excess of the Fixed Account guaranteed interest rate is nonforfeitable, except indirectly due to any applicable surrender charge.

VARIABLE ACCOUNT VALUE

The Variable Account Value is the sum of the values of the Subaccounts.

On the Policy Date, the value of each Subaccount equals:

1. the portion of the initial Net Premiums allocated to the Subaccount, plus any fixed interest credited on such portion before the Policy Date; minus

2. the portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each Subaccount is calculated as:

                    (a) + (b) + (c) + (d) - (e) - (f) - (g)

where:

(a) is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;

(b) is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c) is the amount of any transfers from other Subaccounts or the Fixed Account, including loan repayment transfers, to the Subaccount during the current Valuation Period;

(d) is any applicable policy value credit allocated to the Subaccount during the current Valuation Period;

(e) is the amount of any transfers from the Subaccount to other Subaccounts or the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, during the current Valuation Period;

(f) is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(g) is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

MONTHLY DEDUCTION

A monthly deduction is made on each Monthly Date prior to the Insured's Attained Insurance Age 120 Anniversary for the policy fee, administrative charge, cost of insurance, mortality and expense risk charge, and cost of any riders for the policy month following such Monthly Date.

The monthly deduction for a policy month will be calculated as:

     (a) + (b) + (c) + (d) + (e)

where:

(a)  is the policy fee;

(b)  is the administrative charge;

(c)  is the cost of insurance for the policy month;

(d)  is the mortality and expense risk charge; and

(e)  is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the Fixed Account and the Subaccounts according to the monthly deduction allocation percentages specified in Your application for this policy. You may choose any whole percentages for the Fixed Account and each Subaccount from 0% to 100%. By Written Request or other requests acceptable to Us You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

The monthly deductions will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis if: 1) the value in the Fixed Account or in any Subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) You do not specify the monthly deduction allocation percentages for the Fixed Account and each Subaccount.

POLICY FEE

There is a monthly policy fee deducted each month prior to the Insured's Attained Insurance Age 120 Anniversary. We reserve the right to change the policy fee based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed policy fee shown under Policy Data.

ADMINISTRATIVE CHARGE

There is a monthly administrative charge deducted each month prior to the Insured's Attained Insurance Age 120 Anniversary. We reserve the right to change the administrative charge based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed administrative charge shown under Policy Data.

COST OF INSURANCE

The cost of insurance for the policy month is calculated as:

     (a + d) x (b - c)
     -----------------
            1000

where:

(a)  is the monthly cost of insurance rate described below;

(b) is the death benefit divided by the Guaranteed Interest Rate Factor shown under Policy Data;

(c) is the Policy Value at the beginning of the policy month. At this point, the Policy Value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

(d)  is the flat extra rate, shown under Policy Data.

If there have been increases in the Specified Amount, the Policy Value is allocated on a proportional basis to the initial Specified Amount and each subsequent increase.

See the Decreases of the Specified Amount provision of the POLICY CHANGE section for how decreases impact the initial Specified Amount and each subsequent increase.

COST OF INSURANCE RATE

The cost of insurance rate used in the cost of insurance calculation is based on the sex, Insurance Age, years since issue, and risk classification of the Insured.

The cost of insurance rate used in the cost of insurance calculation for any increase in Specified Amount is based on the sex, Attained Insurance Age at the time of increase, years since increase, and risk classification of the Insured at the time of increase.

We may change cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk classification as the Insured. Cost of insurance rates will be determined by Us based on Our expectations of mortality, reinsurance costs, future investment earnings, persistency, expenses, and/or federal and state tax assumptions.

The cost of insurance rates will not exceed the guaranteed Maximum Monthly Cost of Insurance Rates shown under Policy Data and are based on the CSO Mortality Tables shown under Policy
Data.

MORTALITY AND EXPENSE RISK CHARGE

The mortality and expense risk charge compensates us for assuming the mortality and expense risks under the policy. It is equal to

     (a) x (b) where:
     ---------
         12

(a)  is the Variable Account Value; and

(b)  is the guaranteed mortality and expense risk rate shown under Policy Data.

At this point, the Variable Account Value has not been reduced by any part of the monthly deduction.

We reserve the right to change the mortality and expense risk rate based on Our expectations of mortality, reinsurance costs, future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed mortality and expense risk rate shown under Policy Data.

BASIS USED FOR POLICY VALUES

We provide Cash Surrender Values that are at least equal to those required using Actuarial Guideline XXIV of the NAIC Variable Life Insurance Regulation, model number 270. We have filed with the IIPRC a detailed statement of the basis of the charges for this policy and of Our method of computing the charges, values, and benefits of this policy.

POLICY VALUE CREDIT

We may periodically apply a policy value credit to Your Policy Value. The requirements that must be met to receive any policy value credit are shown under Policy Data.

The amount of the policy value credit is determined by multiplying the policy value credit percentage times the Policy Value minus any Indebtedness at the time the calculation is made.

We reserve the right to calculate and apply any policy value credit annually, quarterly or monthly.

Any policy value credit will be allocated according to Your premium allocation percentages in effect. Any policy value credit is nonforfeitable, except indirectly due to any applicable surrender charge.

We reserve the right to change the policy value credit percentage based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never be less than zero.

RECEIVING INFORMATION ABOUT THE VALUES OF THIS POLICY

At least once a year, without charge, We will send to Your last known address a report that shows:

1.   the Policy Value at the end of the previous and current report periods;

2.   the current death benefit;

3.   the premiums paid;

4.   all charges since the last report;

5.   Indebtedness on this policy;

6.   the current Cash Surrender Value;

7. a notice if the policy's Cash Surrender Value will not maintain the insurance In Force for the next year unless further premium payments are made; and

8.   any other information required by the IIPRC.

At any time and without charge, We will provide a projection of future death benefits and Policy Values upon Written Request by You.

                                POLICY SURRENDER

POLICY SURRENDER

You may surrender this policy for its Cash Surrender Value at any time by Written Request, or other requests acceptable to Us. Upon surrender for the full Cash Surrender Value, this policy will Terminate.

The Cash Surrender Value of this policy is:

1.   the Policy Value at the time of surrender; minus

2.   any Indebtedness on this policy; minus

3.   any applicable surrender charges shown under Policy Data.

PARTIAL SURRENDER

Subject to the rules below, You may partially surrender this policy at any time before the Insured's death by Written Request, or other requests acceptable to Us for an amount less than the Cash Surrender Value. A partial surrender fee will be applied as shown under Policy Data.

If death benefit option 1 is in effect, both the Specified Amount and the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee. If death benefit option 2 is in effect, the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee.

Various provisions of this policy may be affected by partial surrenders, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

RULES FOR A PARTIAL SURRENDER

The following rules shall apply to any partial surrender:

1.   partial surrenders may not be made in the first policy year;

2.   the minimum amount that may be surrendered is $500;

3. the partial surrender amount cannot exceed 90% of the full cash surrender value;

4. partial surrenders may not be made if the death benefit that remains In Force is less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline a request for a partial surrender that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

If you do not specify the percentages for allocation of the partial surrender from the Fixed Account and each Subaccount, the surrender will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

PAYMENT OF A SURRENDER

We will normally pay the portion of any surrendered amount from the Subaccounts within 7 days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any surrender payment from the Subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a)  disposal of securities held in the Subaccounts is impractical; or


     (b) it is impractical to fairly determine the value of the assets of the Subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any surrender request from the Fixed Account, We reserve the right to postpone the payment for up to 6 months. If We postpone payment more than 30 days, We will also pay You interest. The interest paid will be at the guaranteed interest rate shown under Policy Data, based on the amount surrendered for the period We postpone the payment.

                                  POLICY LOANS

BORROWING MONEY ON THIS POLICY

By Written Request or other requests acceptable to Us, You may obtain a loan from Us at any time before the Insured's death whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. A loan must be for at least $500. We will pay interest on the Policy Value loaned at the guaranteed interest rate shown under Policy Data.

Various provisions of this policy may be affected by loans, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

If You do not specify the percentages for allocation of the loan from the Fixed Account and each Subaccount, the loan will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

The amount of any loan and loan interest from the Subaccounts will be transferred from the Subaccounts to the Fixed Account.

MAXIMUM LOAN VALUE OF THIS POLICY

You can borrow an amount up to 90% of the available loan value. The maximum loan value is the Policy Value minus surrender charges, minus any existing Indebtedness. We calculate the Policy Value as of the date of the loan. In determining the maximum loan value, We reserve the right to subtract monthly deductions and loan interest for three months.

INTEREST RATE FOR A POLICY LOAN

Loan interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan. The additional loan interest will be taken from the Fixed Account and Subaccounts on a Pro-Rata Basis.

We reserve the right to change the loan interest rate based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed loan interest rate shown under Policy Data.

LOAN REPAYMENT

Your loan can be repaid in full or in part at any time before the Insured's death and while this policy is In Force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited to this policy as premiums. Loan repayments must be in amounts of at least $25.

Loan repayments will be allocated according to Your premium allocation percentages in effect.

FAILURE TO REPAY A LOAN

Failure to repay a loan or to pay loan interest will not Terminate this policy unless the Cash Surrender Value is insufficient to cover the monthly deduction as provided in the Grace Period provision. This would happen if Indebtedness exceeded the Policy Value minus surrender charges.

PAYMENT OF A LOAN

We will normally pay the portion of any loan amount from the Subaccounts within 7 days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any loan from the Subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a)  disposal of securities held in the Subaccounts is impractical; or

     (b) it is impractical to fairly determine the value of the assets of the Subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any loan from the Fixed Account, We reserve the right to postpone the payment for up to 6 months unless the loan is used to pay premiums on any policies You have with Us.

                                  SUBACCOUNTS

INVESTMENTS OF THE SUBACCOUNTS

Net Premiums and transfers will be allocated as You specify. Each Subaccount will buy the investment shown under Policy Data or as later added or changed.

SUBACCOUNT VALUE

The Subaccount value is determined by multiplying the number of Accumulation Units credited to the Subaccount by the appropriate accumulation unit value.

SUBACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each of the Subaccounts is found by dividing: (1) the amount allocated to the Subaccount; by (2) the Subaccount's accumulation unit value for the Valuation Period in which We received the premium payment, transfer request, or partial surrender request.

SUBACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each of the Subaccounts was arbitrarily set at $1 when the first investments were bought. The value for any later Valuation Period is found as follows: The accumulation unit value for a Subaccount for the last prior Valuation Period is multiplied by such Subaccount's net investment factor for the following Valuation Period. The result is the accumulation unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

DETERMINATION OF NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

To find the net investment factor of any such Subaccount for a Valuation Period, we divide (1) by (2), where:

(1)  is the net result of:

     a. the net asset value per share of the portfolio or fund held in the Subaccount determined at the end of the current Valuation Period; plus

     b. the per-share amount of any dividend or capital gain distributions made by the investment held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a per-share charge or credit for any taxes reserved for the current Valuation Period that We determine to have resulted from the investment operations of the Subaccount; and

(2)  is the net result of:

     a. the net asset value per share of the portfolio or fund held in the Subaccount, determined at the end of the last prior Valuation Period; plus or minus

     b. the per-share charge or credit for any taxes reserved for the last prior Valuation Period.

CHANGE OF INVESTMENTS OF THE SUBACCOUNTS

The investments of the Subaccounts would be changed only if laws or regulations change, the investment became unavailable, or in Our judgment, the investments were no longer suitable for the Subaccounts. If any of these situations occurred, We would have the right to substitute investments other than those shown under Policy Data. When required, We would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state where this policy is delivered.

TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

By Written Request or other request acceptable to Us, You may transfer all or part of the value of a Subaccount to one or more of the other Subaccounts or to the Fixed Account.

The amount transferred, however, must be at least: (1) $250; or (2) the total value of the Subaccount, if less. We reserve the right to limit such transfers to five per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

You may also transfer from the Fixed Account to the Subaccounts once a year, but only on the Policy Anniversary or within 30 days after such Policy Anniversary. If You make this transfer, You cannot transfer from the Subaccounts back into the Fixed Account until the next Policy Anniversary. If We receive Your Written Request within 30 days before the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the Policy Anniversary date. If We receive Your Written Request within 30 days after the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the date We receive the request. The minimum transfer amount is $250 or the Fixed Account value minus Indebtedness, if less. The maximum transfer amount is the Fixed Account Value, minus Indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

Automated transfers are also allowed. By an automated transfers arrangement, You may transfer: (1) all or part of the value of a Subaccount to one or more of the other Subaccounts or to the Fixed Account; or (2) all or part of the Fixed Account Value, minus Indebtedness, to one or more of the Subaccounts. Only one automated transfer arrangement can be in effect at any time. Policy values may be transferred to one or more of the Subaccounts or to the Fixed Account, but can only be transferred from only one account. The minimum transfer amount if $50. Twelve automated transfers from the Fixed Account may not exceed an amount that, if continued, would deplete the Fixed Account Value, minus Indebtedness, within twelve months.

SUBACCOUNT TRANSFER AT THE INSURED'S ATTAINED INSURANCE AGE 120 ANNIVERSARY

On the Insured's Attained Insurance Age 120 Anniversary any policy value in the Subaccounts will be transferred to the Fixed Account. Transfers from the Fixed Account to the Subaccounts are not permitted after the Insured's Attained Insurance Age 120 Anniversary.

                           PAYMENT OF POLICY PROCEEDS

PAYMENT OF PROCEEDS UPON DEATH OF THE INSURED

Upon death of the Insured, the Proceeds will be paid in a single sum unless a payment option has been selected. The date on which the Proceeds are paid in a lump sum or first placed under a payment option is the settlement date. The Proceeds will be paid upon Our receipt of the following:

1.   due proof of death; and

2. information sufficient to determine Our liability and the appropriate payee legally entitled to the Proceeds; and

3. if Proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

Proceeds shall accrue interest at the Option A Interest Rate per year, shown under Policy Data in the Payment of Policy Proceeds Option Tables, from the date of death to the settlement date. If Proceeds are not paid within 30 days from the latest of items 1, 2, or 3 listed above, additional interest at a rate of 10% per year will be payable after 30 days.

PAYMENT OPTIONS OTHER THAN A SINGLE SUM

During the Insured's lifetime, You may request in writing that We pay the Proceeds upon death of the Insured or upon surrender of the policy under one or more of the payment options shown below or You may change a prior election. You may elect other payment options not shown if We agree.

However, unless We agree otherwise, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of Proceeds placed under a payment option must be at least $5,000.

OPTION A - INTEREST PAYMENTS

This option provides for payment of interest on the Proceeds placed under this option at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both You and Us. At the end of any payment interval, a withdrawal of Proceeds may be made in amounts of at least $100. At any time, all of the Proceeds that remain may be withdrawn or placed under a different payment option approved by Us.

OPTION B - PAYMENTS FOR A SPECIFIED PERIOD

This option provides for monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the Option B Table under Policy Data in the Payment of Policy Proceeds Option Tables. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.   upon surrender of the policy, the Cash Surrender Value; or

2. upon death of the Insured, the death benefit minus any Indebtedness, as of the date of the Insured's death.

Monthly payments for years not shown will be furnished upon request.

OPTION C - LIFETIME INCOME

This option provides for monthly payments for the life of the person (the payee) who is to receive the income. Payments will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on Our Table of Settlement rates in effect at the time of the first payment. The amounts will not be less than those in the Option C Table, shown under Policy Data in the Payment of Policy Proceeds Option Tables, for the sex and age of the payee on the due date of the first payment. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.   upon surrender of the policy, the Cash Surrender Value; or

2. upon death of the Insured, the death benefit minus any Indebtedness, as of the date of the Insured's death.

Monthly income amounts for any age not shown in the Option C Table will be furnished upon request.

BENEFICIARY REQUEST OF PAYMENT OPTION

After the Insured's death but before any Proceeds are paid, the beneficiary may select a payment option by Written Request on a form satisfactory to Us.

However, You may provide that the beneficiary will not be permitted to change the payment option You have selected.

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

- POLICY CONTINUES UNTIL DEATH, SURRENDER, OR LAPSE.
- DEATH BENEFIT PAYABLE AT INSURED'S DEATH.
- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474